UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 15, 2016 (March 11, 2016)

LION BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA

(State of Incorporation)

001-36860	75-3254381
(Commission File Number)	(I.R.S. Employer Identification No.)

21900 Burbank Blvd., Third Floor, Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

(818) 992-3126

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2016, Lion Biotechnologies, Inc. (the “Company”) amended the employment agreements of Elma Hawkins, Ph.D., President and Chief Executive Officer, and Molly Henderson, Chief Financial Officer, to increase the annual salaries and the target potential incentive bonus compensation of the foregoing executive officers. Effective as of January 1, 2016, Dr. Hawkins’ annual base salary for 2016 will increase from $400,000 to $500,000, and Ms. Henderson’s annual base salary for 2016 will increase from $275,000 to $300,000. Under their existing employment agreements, in 2015 Dr. Hawkins and Ms. Henderson were eligible to receive year-end incentive bonuses of up to 40% and 25%, respectively, of their annual base salaries, which bonuses were conditioned on the satisfaction of individual and Company objectives. For 2016, the potential year-end incentive bonuses that Dr. Hawkins and Ms. Henderson are eligible to receive have been increased to 50% and 30%, respectively.

On March 11, 2016, the Company also granted Elma Hawkins and Molly Henderson options to purchase 275,000 shares and 100,000 shares, respectively. The options have an exercise price of $5.05 per share, which price is the closing trading price of the common stock on March 11, 2016. Provided that the grantees are still employed with the Company on the following dates, the foregoing stock options will vest in installments as follows: (i) Options for the purchase of one-third of the shares shall vest on March 11, 2016; and (ii) the remaining stock options shall thereafter vest in eight equal installments at the end of each quarter over the following two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 15, 2016	LION BIOTECHNOLOGIES, INC.

		By:	/s/ Molly Henderson
Molly Henderson, Chief Financial Officer